CLOSING AGREEMENT

            THIS CLOSING AGREEMENT dated January 15, 1997 by and among PNGI Charles Town Gaming Limited Liability Company, a West Virginia limited liability company ("PCTG"), Charles Town Races, Inc., a West Virginia corporation ("CTR"), and Charles Town Racing Limited Partnership, a West Virginia limited partnership ("Racing"). CTR and Racing are sometimes referred to collectively as "Optionor."

                               BACKGROUND

            A closing (the "Closing") is being conducted simultaneously with the execution and delivery of this Closing Agreement, under the terms of an Amended and Restated Option Agreement dated as of February 17, 1995 among PCTG and Optionor (the "Option Agreement").

            In connection with the Closing, Racing is delivering to PCTG a Deed for the real property portion of the Property, and Optionor and PCTG are entering into a Transfer, Assignment and Assumption Agreement and Bill of Sale (the "Transfer Agreement").

            The Option  Agreement,  the Deed,  the Transfer  Agreement,  and the
      other agreements, instruments and documents entered into in connection with the transactions contemplated by the Option Agreement (the "Acquisition") are sometimes called the "Acquisition Agreements".

             At the Closing, PCTG and Optionor determined it to be in their respective best interests to clarify certain issues relating to the Acquisition and the Acquisition Agreements, and, to induce Optionor and PCTG to consummate the Closing, the parties have entered into this Closing Agreement.

            NOW, THEREFORE, the parties hereto, in consideration of the above recitals and the mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

            1. Definitions. Initially capitalized terms used but not defined in this Closing Agreement shall have the respective meanings ascribed to such terms in the Option Agreement or, where applicable, another Acquisition Agreement, except where the context clearly requires otherwise.

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            2.  Application.The  terms and provisions of this Closing  Agreement shall apply as to the particular items set forth herein, notwithstanding anything to the contrary contained or implied in any of the Acquisition Agreements. The Acquisition Agreements shall remain in full force and effect, however, except to the extent specifically modified by the terms of this Closing Agreement.

            3.    Purchase Price Reduction Amount.

                  (a) Paragraph 1(ii) of the Option Agreement provides that the purchase price (the "Purchase Price") for the Property shall be reduced by, among other things, $1.60 for each $1 borrowed by Optionor under the Line. Optionor and PCTG agree that Optionor has borrowed $936,400.29 under the Line, and that such amount (plus any accrued but unpaid interest) is being repaid by Optionor to PCTG upon the Closing. Optionor and PCTG further agree that PCTG has made a payment in the amount of $219,469.41 on behalf of Optionor for real property taxes (the "Tax Payment"), and that such amount (plus any accrued but unpaid interest) is also being repaid by Optionor to PCTG upon the Closing.

                  (b) PCTG and Optionor disagree as to whether the Tax Payment constitutes an additional borrowing under the Line of Credit, and therefore whether the $1.60:$1 reduction multiple applies to the Tax Payment. The difference of $219,469.41 multiplied by the reduction multiple of $1.60:$1 equals $351,151.06 (the "Purchase Price Reduction Amount").

                  (c) Optionor and PCTG agree that upon the Closing, an amount of the Purchase Price equal to the Purchase Price Reduction Amount shall be placed in escrow as provided in paragraph 6 of this Closing Agreement.

                  (d) The dispute relating to the Purchase Price Reduction Amount shall be resolved in accordance with paragraph 7 below, and the Purchase Price Reduction Amount shall be paid to PCTG or returned to Racing as determined under paragraph 7 of this Closing Agreement.

            4.    Environmental Indemnification.

                  (a)   GeoSystems Consultants, Inc. conducted a
      Phase II Environmental Site Assessment of the real property constituting a portion of the Property, and issued a report thereon dated January 3, 1997 (the

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      "Report").  The Report includes estimated costs for the
      remediation or other clean-up ("Remediation") of various items, in an aggregate amount of approximately
      $400,000.

                  (b) Optionor may be required by operation of law or pursuant to any breach of the representation set forth in Section 4(e) of the Option Agreement, if any, to pay for certain of the Remediation.


                 (C) Optionor and PCTG agree that upon the Closing, an amount of the Purchase Price equal to $200,000 (the "Environmental Indemnification Amount") shall be placed in escrow as provided in paragraph 6 of this Closing Agreement, and shall be paid to PCTG or returned to Racing as determined under paragraph 7 of this Closing Agreement.

            5.    Operating Expenses Liabilities Amount.

                  (a) Optionor hereby represents and warrants to PCTG that upon the Closing, Optionor shall pay, perform and discharge those certain liabilities of Optionor in an aggregate amount of approximately $10,829,370.47, as set forth on Schedule 5(a) to this Closing Agreement (the "Closing Date Payments"). Optionor may pay certain of the Closing
      Date Payments by directing PCTG to make such payments to Optionor's creditors on behalf of Optionor, from the Purchase Price. Optionor may also direct all or a portion of the amount of the Closing Date Payments shall be paid from the Purchase Price to the Escrow Fund (as hereinafter defined), accompanied by payment instructions, and shall be paid to creditors of Optionor as determined under paragraph 7 of this Closing Agreement.

                  (b) (i) Optionor and PCTG agree that upon Closing, an amount of the Purchase Price equal to $1,040,000, as set forth on Schedule 5(b) (the "Known Liabilities Amount") shall be placed by Racing in escrow as provided in paragraph 6 of this Closing Agreement, and shall be paid to creditors of Optionor or returned to Optionor as determined under paragraph 7 of this Closing Agreement. Optionor hereby represents and warrants to PCTG that Optionor shall pay, perform or discharge the liabilities and obligations set forth on Schedule 5(b) in a commercially reasonable manner as soon as practicable after the date hereof but saving to each of them any right or remedy they may have to contest any such liability or obligation.

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                        (ii) Optionor and PCTG acknowledge that a portion of the
      Known Liabilities Amount includes an amount which is for the payment of the expenses, liabilities and obligations incurred or to be incurred by Optionor as set forth in that certain Agreed Order dated November 7, 1996 in Jefferson County Civil Action No. 95-C-121, WVA 340 Limited Partnership
      v. Charles Town Races, Inc. and Charles Town Racing Limited Partnership, recorded in the Jefferson County Clerk's Office in Deed Book 850 at page 89 (the "Agreed Order"). As a result of the Agreed Order, Optionor is required to make certain improvements to the Premises for the management of storm water runoff (the "Work"). PCTG hereby grants Optionor and its agents performing the Work reasonable rights of ingress and egress as reasonably necessary to properly perform the Work.

                        (iii) Optionor hereby represents and warrants to PCTG that Optionor shall cause the Work to be properly and timely completed and that Optionor shall otherwise comply with the Agreed Order, and Optionor hereby indemnifies, defends and holds harmless PCTG from and against any and all losses, costs, damages, expenses, claims and attorney's fees, including but not limited to costs of investigation, suffered or incurred by PCTG in connection with or arising from the Agreed Order and the Work or out of the failure of Optionor to comply with its obligations in connection therewith, including any losses, costs, damages, expenses, claims and attorney's fees incurred by PCTG by reason of any acts or omissions of Optionor or Optionor's direct or indirect agents performing the Work.

                  (c) Optionor and PCTG agree that upon Closing, an amount of the Purchase Price equal to $250,000 to be used for payment of obligations, liabilities and expenses of Optionor identified by Optionor or PCTG subsequent to the date hereof and which either PCTG would be obligated to pay to a third party if not paid by Optionor or which Optionor would owe to PCTG under any of the Acquisition Agreements(the "Operating Expense Liabilities Amount") shall be placed in escrow as provided in paragraph 6 of this Closing Agreement. The Operating Expense Liabilities Amount shall be applied towards payment of the operating expense liabilities of Optionor existing as of the Closing Date or arising thereafter, with any balance returned to Racing, as determined under paragraph 7 of this Closing Agreement. Optionor and PCTG acknowledge and agree that $29,933.70 of the $250,000.00 is being held in escrow pursuant to condition (3) of PCTG's license

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      dated December 12, 1996 from the West Virginia Racing
      Commission.

            6.    Escrow.

                  (a) At the Closing, a portion of the Purchase Price equal to the aggregate of the Purchase Price Reduction Amount, the Environmental Indemnification Amount, the Operating Expense Liabilities Amount, the Known Liabilities Amount, and any amounts for Closing Date Payments under the last sentence of paragraph 5(a) (collectively, the "Escrow Fund") shall each be paid by Racing into an escrow account (the "Account") at One Valley Bank - East, Martinsburg, West Virginia. The Account shall be entitled "Joint Escrow Account of Charles Town Racing Limited Partnership and PNGI Charles Town Gaming Limited Liability Company, Michael B. Keller, Esq. and Robert P. Krauss, Esq. joint Escrow Agents." The Account shall be a money market or similar interest bearing account as the Escrow Agents may in their discretion determine. The interest earned on the Escrow Fund shall become part of the Escrow Fund and shall be paid to Racing upon termination of the escrow, except that PCTG shall be paid interest on any amounts PCTG receives from the Purchase Price Reduction Amount, the Environmental Indemnification Amount and any sums awarded to PCTG from the Operating Expense Liabilities Amount.

                  (b) Optionor and PCTG hereby appoint Michael Keller, Esq. and Robert P. Krauss, Esq. as joint escrow agents (the "Escrow Agents") and the Escrow Agents by their respective signatures on the execution page of this Closing Agreement, accept such appointment, and agree to receive, deposit and deliver the Escrow Fund subject to the terms contained herein.

                  (c) The Escrow Agents' duties and responsibilities shall be limited to those expressly set forth in the escrow provisions of this Closing Agreement. The Escrow Agents shall have no responsibility or obligation of any kind in connection with this Closing Agreement and the Escrow Fund except to disburse such funds either: (I) in accordance with the joint instructions of Optionor and PCTG, or (ii) in accordance with the final determination of the Arbitrator (as defined below) or a court order enforcing the determination of the Arbitrator. The Escrow Agents shall not be required to deliver the Escrow Fund or any part thereof or take any action with respect to any matters that might arise in connection

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      therewith,  other than to receive,  deposit and deliver the Escrow Fund as herein provided.

                  (d) The Escrow Agents shall not be charged with notice or knowledge of any fact or information not herein set out. The Escrow Agents shall not be required in any way to determine the validity, sufficiency, accuracy or genuineness, whether in form or in substance, of the Escrow Fund or of any instrument, document, certificate, statement or notice referred to in this Closing Agreement or contemplated hereby, or of any endorsement or lack of endorsement thereon, or of any description therein. It shall be sufficient if any writing purporting to be such instrument, document, certificate, statement or notice is delivered to the Escrow Agents and purports on its face to be correct in form and signed or otherwise executed by the party or parties required to sign or execute the same under this Closing Agreement. The Escrow Agents shall not be required in any way to determine the identity or authority of any person executing the same or the genuineness of any such signature.

                  (e) Should any controversy arise between or among Optionor and PCTG or any other person, firm or entity with respect to the escrow provisions of this Closing Agreement, the Escrow Fund, or any part thereof, or the right of any party or other person to receive the Escrow Fund or any part thereof, or should the escrow provisions of this Closing Agreement terminate, or if the Escrow Agents should be in doubt or disagreement as to what action to take, (I) the Escrow Agents shall have the right, but not the obligation, either to withhold delivery of the Escrow Fund or portion thereof until the controversy is resolved in writing to the satisfaction of the Escrow Agents, the conflicting demands are withdrawn, or the doubt is resolved in writing to the satisfaction of Escrow Agents, or (ii) either Escrow Agent may institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. The right of either Escrow Agent to institute such a bill of interpleader shall not, however, be deemed to modify the manner in which the Escrow Agents are entitled to make disbursements of the Escrow Fund as herein set forth other than to tender the Escrow Fund into the registry of such court. Should a bill of interpleader be instituted, or should either Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever on account of the

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      escrow  provisions  of this Closing  Agreement or the Escrow Fund,  or any portion thereof, then, as between themselves and the Escrow Agents, Optionor and PCTG hereby bind and obligate themselves, their successors and assigns, to pay to the Escrow Agents the respective attorney's fees and any and all other disbursements, expenses, losses, costs and damages of each Escrow Agent in connection with or resulting from such threatened or actual litigation, as provided in subparagraphs (h), (i) and (j) below.

            (f) In the event of any disagreement or conflicting instructions resulting in adverse claims or demands being made upon the Escrow Agents in connection herewith, or in the event that the Escrow Agents (or either of them), in good faith, are in doubt as to what action should be taken hereunder, either may, at his option, refuse to comply with any claims or demands on him, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agents shall not be or become liable in any way or to any party for their failure or refusal to act until all differences shall have been adjusted and all doubt resolved in writing to the satisfaction of the Escrow Agents.

            (g) Without in any way limiting any other provision of the escrow provisions of this Closing Agreement, it is expressly understood and agreed that Escrow Agent shall be under no duty or obligation to give any notice, or to do or to omit the doing of any action or anything with respect to the Escrow Fund, except to receive, deposit and deliver the Escrow Fund in accordance with the escrow provisions of this Closing Agreement. The Escrow Agents shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything either may do or refrain from doing in connection herewith, except for his own willful misconduct or gross negligence. All actions to be taken by the Escrow Agents hereunder shall be taken only upon the agreement of both Escrow Agents, except for actions specifically stated herein which may be taken by one or either Escrow Agent.

            (h) Optionor and PCTG jointly and severally hereby agree to indemnify the Escrow Agents against, and hold each harmless from, any and all losses, costs, damages, expenses, claims and attorney's fees, including but not limited to costs of investigation, suffered or incurred by any Escrow Agent in connection with or arising from or out of this Closing Agreement, except such acts or

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      omissions as may result from the willful misconduct or gross negligence of such Escrow Agent.

            (i) Each of the Escrow Agents may consult with his counsel or other counsel satisfactory to him concerning any question relating to his duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by the Escrow Agent in good faith upon the advice of such counsel. All of the Escrow Agents' rights hereunder are cumulative of any other rights either may have by law or otherwise.

            (j) Robert P. Krauss, Esq. in his capacity as Escrow Agent shall be entitled to reimbursement from PCTG, and Michael B. Keller, Esq. in his capacity as Escrow Agent shall be entitled to reimbursement from Optionor, for all reasonable fees and expenses of legal counsel or other costs incurred by such Escrow Agent in connection with the operation, administration and enforcement of the escrow provisions of this Closing Agreement and such Escrow Agent's rights or obligations hereunder.

            (k) The Escrow Agents (or either of them) may resign upon ten (10) days' prior written notice to each of Optionor and PCTG. If Robert P. Krauss, Esq. or his successor shall resign, PCTG shall appoint a successor
      Escrow Agent and, if Michael B. Keller, Esq. or his successor shall resign, Optionor shall appoint a successor Escrow Agent.

            (l) Upon disbursement of the Escrow Fund as provided herein, the escrow provisions of this Closing Agreement shall terminate; provided, that the provisions hereof respecting indemnification of the Escrow Agents and payment of costs incurred by the Escrow Agents shall remain in full force and effect for so long as the Escrow Agents may have any liability or incur any costs in connection herewith.

            (m) Optionor and PCTG hereby agree that Michael B. Keller, Esq. through Bowles Rice McDavid Graff & Love represent Optionor as general counsel, and that Robert P. Krauss, Esq. through Mesirov Gelman Jaffe Cramer & Jamieson represent PCTG as general counsel, and agree that neither Escrow Agent, nor their respective firms, shall be deemed to have a conflict representing their respective client against the client of the other, whether in connection with this Agreement or the transactions or agreements contemplated hereby or entered into in connection herewith, or otherwise,

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      solely by reason of the Escrow Agents respective roles
      as Escrow Agents hereunder.

            7.    Dispute Resolution.

                  (a) As to the Purchase Price Reduction Amount, Optionor and PCTG shall attempt to mutually resolve the dispute by good faith negotiations during the period of forty-five (45) days following the Closing. If Optionor and PCTG agree on a resolution, they shall jointly instruct the Escrow Agents as to the resolution, and shall instruct the Escrow Agents to pay the Purchase Price Reduction Amount in accordance with the resolution, and the Escrow Agents shall make the payments as so instructed. If Optionor and PCTG are unable to reach an agreement by good faith negotiations within such 45 day period, unless the Optionor and PCTG agree to extend the period of good faith negotiations, either PCTG or Optionor, or both jointly, may instruct the Escrow Agent that no resolution has been reached. In such case, the dispute will be submitted to binding arbitration as set forth in subparagraph (d) below.

                  (b) As to the Environmental Indemnification Amount, Optionor and PCTG shall attempt to mutually resolve the dispute by good faith negotiations for a period of one year following the Closing, and shall instruct the Escrow Agents as to the results of such negotiations. If the results determined how the Environmental Indemnification Amount should be distributed between Optionor and PCTG, the Escrow Agents shall make the payments in the manner instructed by the parties. If the parties are unable to reach an agreement as to the distribution of all or a portion of the Environmental Indemnification Amount during such one year period, the dispute will be submitted to binding arbitration as set forth in subparagraph (d) below.

                  (c) (i) As to the Closing Date Payments, to the extent amounts therefore have been paid into the Escrow Fund as permitted under subparagraph 5(a) above, the Escrow Agents are hereby instructed by Optionor and PCTG to make the Closing Date Payments for those liabilities for which amounts have been deposited into the Escrow Fund, solely as instructed by Optionor from time to time, consistent with the terms and provisions hereof.

                        (ii) As to the Known Liabilities Amount, the
      Escrow Agents are hereby instructed by Optionor and

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      PCTG to make the payments for the  liabilities set forth on Schedule 5(b), solely as instructed by Optionor, consistent with the terms and provisions hereof. If, after the known liabilities set forth on Schedule 5(b) have been paid, discharged and performed, there remains a balance of the Known Liabilities Amount, such balance shall be returned to Racing, as described on Schedule 5(b).

                        (iii) As to the Operating Expense Liabilities Amount, to the extent additional operating liabilities of Optionor are determined and agreed to by Optionor, Optionor shall instruct the Escrow Agents to make payment of such additional liabilities, and the Escrow Agents shall make such payments. One half of the balance (unpaid amount) of the Operating Expense Liabilities Amount (less the amount of any disputes as to payment of Operating Expense Liabilities, including as to additional operating expense liabilities as to which Optionor does not agree) shall be returned to Racing 120 days after the Closing. The balance, likewise less the amount of any disputes as to payment of Operating Expense Liabilities, including as to additional operating expense liabilities as to which Optionor does not agree, shall be returned to Racing 180 days after the Closing. Any disputes as to Operating Expense Liabilities Amounts shall upon such 180 day period be submitted to arbitration as provided in subparagraph (d) below, and any such disputed amounts shall be retained by the Escrow Agents pending the results of the arbitration.

                  (d) (i) Optionor and PCTG agree that any controversy, claim or dispute arising out of or relating to the items set forth in this Closing Agreement or any of the other Acquisition Agreements, or otherwise related to or arising from or in connection with the transactions contemplated hereby or thereby, including, but not limited to, the breach, validity or termination of this subparagraph (d) (a "Dispute"), shall be finally settled by arbitration before a single arbitrator (the "Arbitrator") to be held in the city of Martinsburg, West Virginia, or such other place as Optionor and PCTG shall mutually agree, in accordance with the then governing Commercial Arbitration Rules of the American Arbitration Association then in effect ("Rules").

                        (ii) If the parties do not agree upon an arbitrator within 15 days after a party's receipt of a demand for arbitration then, upon the written request

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      of Optionor or PCTG, the arbitrator  shall be appointed in accordance with
      Rule 13 of the Rules. The arbitration and this subparagraph (d) shall be governed by the Federal Arbitration Act, 9 U.S.C. section 1 et seq. The decision of the Arbitrator shall be final and conclusive on the parties unless determined by a court of competent jurisdiction that the decision of the Arbitrator was capricious, arbitrary, or so grossly erroneous as to imply bad faith. Judgment may be entered on the Arbitrator's award in any court having jurisdiction. Except as set forth above in this paragraph or to enforce any award of the Arbitrator, no suit in law or equity based on any arbitrable dispute or controversy hereunder shall be instituted by any Optionor or PCTG.

            8. Water Pollution Control Permit. In connection with the Closing, Optionor is required to transfer to PCTG the water control permit for the waste water treatment plant, West Virginia National Pollutant Discharge Elimination System Permit No. WV0088757 (the "Permit"). Optionor and PCTG acknowledge and understand that the process to transfer the Permit may not be completed until 30-60 days after the Closing, and agree as follows:

                  (a) Optionor agrees that it shall use its best efforts to cause the Permit to be transferred and assigned to PCTG, and PCTG shall fully cooperate with Optionor and otherwise use its best efforts to likewise cause the Permit to be transferred to PCTG.

                  (b) From and after the date hereof,  PCTG will be  responsible to operate the waste water treatment plant in compliance with the Permit (which has been extended to March 3, 1997 pursuant to a letter dated January 3, 1997 to Optionor from the West Virginia Division of Environmental Protection) and applicable law, and Optionor will have no further responsibility vis-a-vis PCTG for operation of the waste water treatment plant including compliance with the Permit. Optionor acknowledges and agrees that Optionor is responsible for the operation of the waste water treatment plant in compliance with the Permit and applicable law up to the date hereof.

                  (c) If any permits, licenses or authorities (including the Permit) held by Optionor with respect to the Property and the operations conducted with respect thereto, cannot be transferred to PCTG on the date hereof or, if not transferable, if PCTG cannot obtain

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      new permits, licenses or authorities (including a permit to discharge from the waste water treatment plant) with respect thereto on or before the date hereof, then Optionor will cooperate with PCTG so as to permit the continued conduct and operation of the business or Property (including discharge from and operation of the waste water treatment plant) after the date hereof, including, without limitation, to the extent permitted by law, continuing to conduct and operate the business and Property of Optionor under their permits, licenses and authorities for the account of PCTG, or permitting PCTG to conduct and operate the business under Optionor's permits, licenses and authorities, for up to sixty (60) days after closing, in a manner similar to the manner in which the same are currently conducted and operated by Optionor. If continued operation under Optionor's permits, licenses or authorities occurs pursuant hereto, then PCTG will reimburse Optionor for Optionor's out-of-pocket costs in connection therewith, if any, and the indemnification provisions of subparagraph (d) below shall apply to such operation, except to the extent any Losses (as defined in subparagraph (d) below) are a result of or caused by the gross negligence or willful misconduct of Optionor or its employees or agents.

                  (d) Optionor and PCTG agree to indemnify the other against, and hold the other harmless from, any and all losses, costs, damages, expenses, claims and attorney's fees, including but not limited to costs of investigation ("Losses"), suffered or incurred by the other in connection with or arising from or out of the breach of or failure of the other to comply with the provisions of this paragraph 8.

            9.    Indemnification for Assumed Liabilities.

                  (a) PCTG hereby agrees to indemnify Optionor against, and hold Optionor harmless from, any and all losses, costs, damages, expenses, claims and attorney's fees, including but not limited to costs of investigation, suffered or incurred by Optionor in connection with or arising from or out of the failure of PCTG to pay, perform or discharge the Assumed Liabilities (as defined in the Transfer Agreement), including the obligations under the Assigned Contracts (as defined in the Transfer Agreement) to the extent such agreements are legally binding on Optionor or either of them and provided PCTG has been assigned all legal and equitable rights, remedies, defenses, claims, counterclaims or rights of set-off, Optionor or either of them has, had or might have in connection therewith.


                  (b) Notwithstanding any provision of this paragraph 9 to the contrary, and without enlarging the obligations of PCTG to any third party, PCTG hereby agrees to indemnify (as set forth in subparagraph (a) above) Racing for any claim by GTECH Corporation or AmTote International, Inc. ("AmTote") that Racing failed to fulfill its obligations under Section/Clause 7 of the Amendment Agreement dated January 1, 1995 among Optionor and AmTote, regardless of whether such agreement or the "Binding Agreement" dated October 20, 1994 by and between AmTote and CTR is legally binding.

                  (c) Penn National Gaming, Inc., of which PCTG is an affiliate, by its signature on the execution page of this Closing Agreement, hereby guarantees the performance by PCTG, to provide indemnification to Racing as set forth in subparagraph (b) above.
            10. Notice. Any notice or communications required or permitted hereunder shall be provided to the parties (including the Escrow Agents) in the manner and at the respective addresses set forth in the Option Agreement (any notice to the Escrow Agents shall be delivered to both Escrow Agents in each case).

            11. SeverabilityIf one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Closing Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            12.   No Third Party Beneficiaries.  This Closing
      Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

            13.   Governing Law.    This Closing Agreement shall be
      governed by the internal laws of the State of West
      Virginia.

            IN WITNESS WHEREOF, the undersigned have executed this Closing Agreement as of the date first above written.

                                          PNGI Charles Town Gaming
                                          Limited Liability Company


                              By: /s/ William J. Bork

                           William J. Bork, President


                                          Charles Town Races, Inc.


                              By: /s/ Roger R. Ramey
                                             Roger R. Ramey, President

                                          Charles Town Racing Limited
                                                Partnership

                                          By: D.K.W. Inc., authorized
                                          General Partner

                              By: /s/ D. Keith Wagner

                                             D. Keith Wagner, President


                                       and

                                          By: G&G Associates, Inc.,
                                                authorized General Partner

                              By: /s/ George S. Yeatras

                                             George S. Yeatras,
                                             President

      Acknowledged and Agreed as to Paragraphs 6 and 7:

      The Escrow Agent

       /s/ Robert P. Krauss
      Robert P. Krauss, Esq.

       /s/ Michael B. Keller
      Michael B. Keller, Esq.

      Acknowledged and Agreed as to Paragraph 9(c)

      Penn National Gaming, Inc.

      By: /s William J. Bork
         William J. Bork, President